Exhibit 99.1


                        WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                         Omaha, Nebraska  68145


FOR IMMEDIATE RELEASE                Contact:  Robert E. Synowicki, Jr.
---------------------                      Executive Vice President and
                                              Chief Information Officer
                                                         (402) 894-3000

                                                         John J. Steele
                                          Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3000



 WERNER ENTERPRISES ANNOUNCES THIRD QUARTER 2000 OPERATING REVENUES AND
                                EARNINGS



Omaha, Nebraska, October 17, 2000:
---------------------------------


      Werner Enterprises, Inc. (Werner), one of the nation's largest truckload transportation companies, today reported operating revenues and earnings for the third quarter ended September 30, 2000. Operating revenues for third quarter increased 13% to $304.6 million compared to $270.1 million for the quarter ended September 30, 1999. Earnings per share decreased to $.26 per share compared to $.36 per share in third quarter 1999, due primarily to the high cost of fuel, a weak market for the sale of used trucks, and a slightly softer freight environment.

     "The operating environment for truckload carriers became increasingly difficult in third quarter," said Chairman and Chief Executive Officer, Clarence (C.L.) Werner. "While Werner Enterprises is not immune to these macro industry trends, we are taking steps to lessen their effect on our business and our earnings. In the short run, these factors make it challenging for all trucking companies. In the long run, the current operating environment may create opportunities for larger, financially-stable carriers like Werner Enterprises."

     During third quarter 2000, the average price per gallon of diesel fuel, excluding fuel taxes, increased another 13% over the price paid in second quarter 2000. Further, third quarter 2000 prices were approximately 50% higher than the price paid in third quarter 1999. Werner Enterprises has made significant improvement in fuel surcharge reimbursements from customers for the higher cost of fuel. However, Werner Enterprises is continuing to work with its customers on these reimbursement programs. Werner incurs unreimbursed fuel costs for empty miles between freight shipments, out-of-route miles caused in part by driver home time needs, truck idling, and reimbursements to owner operator drivers.

     Other industry factors affecting the company's business include the weak used truck market and a slightly softer freight environment. Due to record levels of trucks manufactured over the past two years, an increased supply of used trucks caused in part by business failures, and slower fleet growth by many carriers, the pricing for used trucks has decreased.

     Freight demand during much of third quarter 2000 was slightly less than anticipated, when compared to the same period a year ago. The Company experienced a small increase in its empty mile percentage and a small decrease in miles per truck when compared to the third quarter 1999. However, due in part to Werner's diversified freight base, the Company's low empty mile percentage and high miles per truck remain among the best in the industry.

     Over the past several months, Werner Enterprises has increased its focus on margin improvement and debt reduction. Revenue per mile, net of fuel surcharge revenues, increased 4%, year over year. Progress has been achieved this quarter through the reduction of controllable costs and improved efficiency. Over the last nine months, the Company has improved its financial strength as total debt has been reduced from $145 million to $115 million, while stockholders' equity has increased from $495 million to $525 million. Until market conditions improve, the Company anticipates growing its fleet at a slower rate. However, when market conditions improve, the Company intends to increase its growth rate.

     The Company's revenues in third quarter 2000 were reduced by approximately 4% due to transferring its logistics business units to Transplace.com. Werner Enterprises is one of six large transportation companies that merged their logistics business into a commonly owned, Internet-based logistics company, Transplace.com. Effective July 1, 2000, the transfer was completed, and each of the six founding members contributed their logistics business, related intangible assets, and $5 million of cash. Werner Enterprises is recording its approximate 15% investment in Transplace.com using the equity method of accounting and is accruing its percentage share of Transplace.com's earnings as non-operating income.

      "Werner Enterprises is committed to improving earnings growth and shareholder value. The current challenges facing the truckload industry are tremendous opportunities for our Company. Our size, excellent service, advanced technology, financial strength and experienced management team provide Werner Enterprises with distinct competitive advantages. We are excited and optimistic about the future of our Company," said C.L. Werner.


                                       INCOME STATEMENT DATA
                                            (Unaudited)
                                          (In thousands)

                             Quarter       % of      Quarter       % of
                              Ended      Operating    Ended      Operating
                             9/30/00     Revenues    9/30/99     Revenues
                             --------    ---------   --------    ---------

Operating revenues           $304,572        100.0   $270,144        100.0
                             --------    ---------   --------    ---------

Operating expenses:
   Salaries, wages and
     benefits                 109,283         35.9     97,830         36.2
   Fuel                        35,237         11.6     21,600          8.0
   Supplies and maintenance    26,895          8.8     23,027          8.5
   Taxes and licenses          22,563          7.4     20,467          7.6
   Insurance and claims         9,923          3.3      7,040          2.6
   Depreciation                27,811          9.1     25,415          9.4
   Rent and purchased
     transportation            48,603         16.0     45,382         16.8
   Communications and
     utilities                  3,688          1.2      3,394          1.3
   Other                         (474)        (0.2)    (2,852)        (1.1)
                             --------    ---------   --------    ---------
      Total operating
        expenses              283,529         93.1    241,303         89.3
                             --------    ---------   --------    ---------
Operating income               21,043          6.9     28,841         10.7
                             --------    ---------   --------    ---------

Other expense (income):
   Interest expense             2,043          0.7      1,731          0.6
   Interest income               (688)        (0.2)      (355)        (0.1)
   Other                         (136)        (0.1)        83          0.0
                             --------    ---------   --------    ---------
      Total other expense       1,219          0.4      1,459          0.5
                             --------    ---------   --------    ---------

Income before income taxes     19,824          6.5     27,382         10.2
Income taxes                    7,533          2.5     10,405          3.9
                             --------    ---------   --------    ---------
Net income                   $ 12,291          4.0    $16,977          6.3
                             ========    =========   ========    =========

Diluted shares outstanding     47,191                  47,741
                             ========                ========
Diluted earnings per share       $.26                    $.36
                             ========                ========

Average monthly miles per
   tractor                     10,467                  10,550
Average revenues per total
   mile(1)                     $1.204                  $1.164
Average revenues per loaded
   mile(1)                     $1.339                  $1.290
Average tractors in service     7,410                   6,949
Total tractors (at quarter
   end)
      Company                   6,225                   5,845
      Owner-operator            1,200                   1,230
                             --------                --------
        Total tractors          7,425                   7,075

Total trailers (at quarter
   end)                        19,620                  18,030


(1)  Net of fuel surcharge revenues.

                               Nine                    Nine
                              Months       % of       Months       % of
                              Ended      Operating    Ended      Operating
                             9/30/00     Revenues    9/30/99     Revenues
                             --------    ---------   --------    ---------

Operating revenues           $903,193        100.0   $771,770        100.0
                             --------    ---------   --------    ---------

Operating expenses:
   Salaries, wages and
     benefits                 320,135         35.4    282,397         36.6
   Fuel                        98,285         10.9     53,819          7.0
   Supplies and maintenance    78,534          8.7     64,190          8.3
   Taxes and licenses          66,211          7.3     60,071          7.8
   Insurance and claims        25,127          2.8     24,311          3.2
   Depreciation                80,926          9.0     73,606          9.5
   Rent and purchased
     transportation           164,968         18.3    131,565         17.0
   Communications and
     utilities                 10,849          1.2      9,904          1.3
   Other                       (3,838)        (0.4)    (7,868)        (1.0)
                             --------    ---------   --------    ---------
      Total operating
        expenses              841,197         93.1    691,995         89.7
                             --------    ---------   --------    ---------
Operating income               61,996          6.9     79,775         10.3
                             --------    ---------   --------    ---------

Other expense (income):
   Interest expense             6,256          0.7      4,574          0.6
   Interest income             (1,760)        (0.2)    (1,028)        (0.1)
   Other                          204          0.0        140          0.0
                             --------    ---------   --------    ---------
      Total other expense       4,700          0.5      3,686          0.5
                             --------    ---------   --------    ---------

Income before income taxes     57,296          6.3     76,089          9.8
Income taxes                   21,772          2.4     28,914          3.7
                             --------    ---------   --------    ---------
Net income                     35,524          3.9    $47,175          6.1
                             ========    =========   ========    =========

Diluted shares outstanding     47,260                  47,645
                             ========                ========
Diluted earnings per share       $.75                    $.99
                             ========                ========

                                    BALANCE SHEET DATA
                                        (Unaudited)
                                      (In thousands)

                              As of                   As of
                             9/30/00                 12/31/99
                             --------                --------

Current assets               $203,866                $188,827

Total assets                 $918,093                $896,879

Current liabilities          $108,342                $121,206*

Long-term debt               $115,000                $120,000

Stockholders' equity         $524,969                $494,772

* Current liabilities include $25 million of short-term debt at December 31, 1999.

      Werner Enterprises is a full-service transportation company providing truckload services throughout the 48 states, portions of Canada and Mexico. C.L. Werner founded the Company in 1956. Werner is one of the nation's largest truckload carriers with a fleet of 7,425 trucks and 19,620 trailers.

      Werner Enterprises' common stock is traded on The Nasdaq Stock Market under the symbol WERN. The Werner Enterprises web site address is www.werner.com.
   --------------

     Note: This press release contains forward-looking statements which are based on information currently available. Actual results could differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in Item 7 of the Company's Annual Report on Form 10-K for the year ended December 31, 1999. The Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.